Exhibit 2

[LETTERHEAD OF FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
INVESTMENTS]

January 7, 2005

FEDERAL EXPRESS

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

Attention:      Sidney W. Lassen

Chairman of the Board

Dear Mr. Lassen:

First Union Real Estate Equity and Mortgage Investments, an Ohio trust, is a stockholder of record of Sizeler Property Investors, Inc. (the “Company”).  We note that the “closing costs and fees” in connection with the sale of Lakeview Club Apartments were in excess of 6% of the sales price.  In this regard, please provide us with the following information:

1.             A detailed breakdown of the such costs and fees, including the amount paid and the service rendered or obligation discharged with respect to such payments; and

2.             To whom such costs and fees were paid and whether any of such persons is an affiliate of a director or officer of the Company.

Please direct the requested information and any questions to Michael L. Ashner, c/o First Union Real Estate Equity and Mortgage Investments, Two Jericho Plaza, Wing A, Suite 111, (516) 822-0022 (phone), (516) 433-2777 (facsimile).

Very truly yours,

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer